Electronically transmitted to the Securities and Exchange Commission on December 18, 2003

Registration No. 333-110307

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MAKEMUSIC! INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-1716250
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

6210 Bury Drive
Eden Prairie, Minnesota 55346
(952) 937-9611
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Philip Sean Lafleur
Chief Executive Officer
MakeMusic! Inc.
6210 Bury Drive
Eden Prairie, Minnesota 55346
(952) 937-9611

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Melodie R. Rose, Esq.
Fredrikson & Byron, P.A.
200 South Sixth Street
Minneapolis, Minnesota 55402
(612) 492-7000

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being offered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount	Offering Price per	Aggregate Offering	Amount of Registration
Title of Securities to be Registered	to be Registered	Share	Price	Fee(1)

Common Stock to be Offered by Selling Shareholders	2,327,687	$2.55	$5,935,602	$480.19

(1) Previously paid in connection with the preliminary filing of this Registration Statement No. 333-110307.

     The registrant amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ABOUT MAKEMUSIC!
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
RISK FACTORS
SELLING SHAREHOLDERS
USE OF PROCEEDS
PLAN OF DISTRIBUTION
SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
Item 15. Indemnification of Directors and Officers.
Item 16. Exhibits
Item 17. Undertakings
SIGNATURES
INDEX
EX-4.1 Form of Bridge Loan & Investment Agreement
EX-4.2 Form of Warrant Issued to Holders of Notes
EX-4.3 Loan and Investment Agreement
EX-4.4 Form of Warrant Issued to Investors

SUBJECT TO COMPLETION
DATED DECEMBER 18, 2003

PROSPECTUS

MAKEMUSIC! INC.

2,327,687 Shares of Common Stock

     This prospectus relates to the offer and sale of up to 2,327,687 shares of common stock, $.01 par value, of MakeMusic! Inc., a Minnesota corporation, that may be offered and sold from time to time by persons who are currently shareholders of MakeMusic! or who may become shareholders upon exercise of certain warrants, or by pledgees, donees, transferees, or other successors in interest that receive such shares as a gift, distribution, or other non-sale related transfer. The selling shareholders may offer their shares from time to time through or to brokers or dealers in the over-the-counter market at market prices prevailing at the time of sale or in one or more negotiated transactions at prices acceptable to the selling shareholders. We will not receive any proceeds from the sale of shares by the selling shareholders. See “Plan of Distribution.”

     Our common stock is traded on the Nasdaq SmallCap Market under the symbol “MMUS.” The closing sale price on December 17, 2003, as reflected on the Nasdaq SmallCap Market, was $2.00 per share.

For information concerning certain risks relating
to an investment in MakeMusic! common stock
see “Risk Factors” beginning on page 4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The information in this prospectus is not complete and may be changed. MakeMusic! and the shareholders selling MakeMusic! common stock pursuant to this prospectus may not sell these shares until the registration statement filed with the Securities and Exchange Commission, including this prospectus, is effective. This prospectus is not an offer to sell these shares and it is not an offer to buy these shares in any state where the offer or sale is not permitted.

The date of this prospectus is December      , 2003

ABOUT MAKEMUSIC!

     MakeMusic! Inc. (“MakeMusic!” or the “Company”), a Minnesota corporation, considers itself to be a world leader in music education technology. Its primary mission is to enhance and transform the experience of making, teaching and learning music. Among its leading products are Finale®, the world’s best-selling music notation software and SmartMusic®, the complete music practice system that features Intelligent Accompaniment® and the world’s largest interactive accompaniment library.

     For over a decade, Finale has been the world’s best-selling music notation software. It has transformed the very process by which composers, arrangers, musicians, teachers, students and publishers create, edit, audition, print and publish musical scores. In the world of music software, Finale is the equivalent of PageMaker or Illustrator — it is what musicians use for page layout of sheet music.

     SmartMusic is a complete, interactive, computer-based practice system for woodwinds, brass, string players and vocalists. SmartMusic enhances and transforms the process of practicing music by accompanying musicians while they practice — following their spontaneous tempo changes like a human accompanist. Offered through an online subscription service, SmartMusic gives musicians access to a library of more than 20,000 professionally performed and recorded accompaniments.

     The Company is working with teachers and publishers in proactive collaboration to meet the needs of active music makers and market products to them. The decade-long leadership established by the Company’s Finale software with music educators internationally provides MakeMusic! with the credibility in the marketplace to exploit the development of SmartMusic and other new products.

     The worldwide market for products and services sold to student, hobbyist and professional musicians is approximately $10 billion, with music software as one of its fastest-growing segments. As music educators and parents search for ways to make student practice time more fun and productive, MakeMusic! is building on its current leadership position to become a key driver in the future of music education. Possessing many key technologies that can be combined together and expanded upon in a cost-effective manner, MakeMusic! believes it is uniquely positioned to offer continuous innovation to music makers.

     MakeMusic! Inc.’s principal offices are located at 6210 Bury Drive, Eden Prairie, Minnesota 55346 and its telephone number is (952) 937-9611.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements can be identified by the use of terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “possible,” “plan,” “project,” “will,” “forecast,” and similar words or expressions. Our forward-looking statements generally relate to the adequacy of our capital resources and our liquidity, the viability of our growth strategies, future financial results including the timing of and our ability to generate positive cash flows, the timing and success of product development and upgrade efforts, our ability to gain market share, our pricing strategies and our ability to maintain favorable relations with music publishers. Any statement that is not a historical fact, including estimates, projections, future trends and the outcome of events that have not yet occurred, is a forward-looking statement. Forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore actual results may differ materially and adversely from those expressed in any forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in this Prospectus, and in our periodic reports filed with the SEC from time to time. Many of such factors related to events and circumstances that are beyond our control. You should not place undue reliance on forward-looking statements.

RISK FACTORS

     In addition to the other information in this prospectus, before purchasing the shares you should carefully consider the following risk factors in your evaluation of MakeMusic! and its business. Investing in our common stock involves a high degree of risk. The risks and uncertainties described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we consider immaterial may also affect our business operations. If any of these risks occur, our business could suffer, the market price of our common stock could decline and you could lose all or part of your investment in our common stock.

     We have incurred operating losses in the past and expect such losses to continue in the near future. The Company has incurred operating losses since inception, and will continue to incur such losses in the near future. Such losses will include non-cash expenses due to the amortization of other intangible assets recorded as a result of the reverse acquisition transaction with Net4Music S.A. in 2000. In order to continue to develop our business and planned product and service offerings, we will be required to devote additional amounts of capital to our development and marketing efforts, among other things. There can be no assurance that we will ever operate profitably or provide an economic return to the investors.

     While we currently believe that we have sufficient capital, we may have additional capital needs. The Company believes that, with the funds raised in February 2003 and loan received in September 2003, it has capital, or access to capital, sufficient to meet its needs through the point at which the Company achieves positive cash flow. However, additional capital may be needed if there is a significant change in our business plan or operating results. There is no assurance that additional capital will be available on terms favorable to us or at all.

     If we do not reduce and control our operating expenses, we may not be able to ever generate positive cash flow. Our strategy involves, to a substantial degree, increasing revenues while at the same time reducing and controlling operating expenses. In furtherance of this strategy, we have engaged in ongoing, company-wide activities intended to increase productivity and reduce costs These activities have included significant personnel reductions, reduction or elimination of non-personnel expenses and realigning and streamlining operations and consolidating facilities We cannot assure you that our efforts will result in the increased profitability, cost savings or other benefits that we expect. Moreover, our cost reduction efforts may adversely affect the effectiveness of our financial and operational controls, our ability to continue timely and effective product development and upgrade efforts and our ability to increase marketing efforts for our products. If we are not able to increase our profitability, we may never generate positive cash flow.

     We are dependent upon our new product development efforts. Additional development work is required to increase the breadth of our SmartMusic business and our accompaniment repertoire for SmartMusic Studio products. There can be no assurance that our timetable for any of our development plans will be achieved, that sufficient development resources will be available or that development efforts will be successful.

     We are dependent upon our Internet business. We are dependent on the Internet to activate our SmartMusic subscriptions and secure our licensed content. We also utilize the Internet as one of our order taking channels. A number of uncertainties related to the Internet exist. If the Internet develops more slowly than projected or we experience problems developing and maintaining our Internet operations, our sales, operating results and financial condition could be adversely affected.

     We are dependent upon obtaining and maintaining license agreements with music publishers, of which there are a limited number. The world market for music license rights is highly concentrated among a limited number of publishers. The Company has entered into license agreements with leading music publishers that provide access to certain musical titles for accompaniment development. Our contracts with major publishers are not all exclusive, which means that similar agreements may be made with competitors or that the publishers themselves may sell the same titles. While we believe that our relationships with these publishers are good, there can be no assurance that we will be able to maintain or expand these relationships. The lack of a sufficient number and variety of musical arrangements would greatly limit the ability to market our products and services.

     Certain of our products have limited and fluctuating sales. Sale of our SmartMusic Studio subscription revenue products have not achieved, and may not achieve, significant levels. Further, Internet sales have fluctuated, as have sales of Finale products, which are historically higher following the release of product upgrades. We believe that results of operations may fluctuate as a result of, among other things, the purchasing cycle of the education market and the timing of releases of new products and product upgrades. Certain states have had education funding cuts, which could potentially negatively impact sales of academic products to the education market.

     We face intense competition. While competition for the SmartMusic Studio products is limited, there can be no assurance that others, such as large electronic and musical instrument manufacturers, will not enter this market. Competition for the Company’s notation products could potentially adversely impact future sales levels. Our ability to continue to compete effectively will be substantially dependent upon our ability to continue to improve our product offerings and Internet resources. If such improvements and development efforts do not materialize as intended, we may lose our ability to differentiate our products from those of our competitors. In addition, increasing competition in the music software market could cause prices to fall and the volume of transactions to decline, either of which could adversely affect our business, operating results and financial condition.

     Rapid technological changes and obsolescence may adversely affect our business. We operate in an industry greatly affected by technological changes. While we are not currently aware of any significant technological changes that may affect our current technology base, continued advancements in computer software, hardware and network designs and formats may impact our ability to effectively maintain our Internet-based sales efforts in a workable and user-friendly format. The proprietary technology we use to protect access to our licensed files may be effective for only a limited period by reason of technological change. The Company must, therefore, devote new resources to improve or modify this security system, which is a critical aspect of our ability to establish and maintain relationships with music publishers. While we currently believe that we have sufficient resources to address technological changes that may affect our business, there can be no assurance that any such technological changes will not prove too much for us to overcome in a cost-effective manner.

     Additional government regulation of the Internet may impair our ability to fully develop and utilize the Internet as a marketing and distribution medium. Today, there are relatively few enacted laws specifically directed toward online services, and the applicability and scope of such laws is still uncertain, as court interpretations are few. Currently, we do not believe their impact materially affects the nature of our Internet operations. Applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. In addition, because our services are accessible worldwide, foreign jurisdictions may claim that we are required to comply with their laws. Laws regulating Internet companies outside of the U.S. may be less favorable then those in the U.S.

     Compliance with foreign laws may require us to change our business practices or restrict our service offerings to an extent that may harm our financial results. Further, changes to existing laws or the passage of new laws affecting the Internet could directly affect the way we do business, create uncertainty on the Internet, reduce demand for our services, increase the cost of doing business, or otherwise harm our business. Our failure to comply with domestic or foreign laws could also subject us to penalties ranging from fines to bans on our ability to offer our services.

     We are dependent upon certain key personnel. The Company is highly dependent on a limited number of key management, including Sean Lafleur and John Paulson, and key technical personnel. The loss of key personnel, or inability to hire and retain qualified personnel, could have an adverse effect on our business, financial condition and results of operations.

     We are dependent upon proprietary technology and cannot assure protection of such technology. There can be no assurance that our proprietary technology will provide us with significant competitive advantages, that other companies will not develop substantially equivalent technology or that we will be able to protect our technologies. The Company could incur substantial costs in seeking enforcement of its patents or in defending itself against patent infringement claims by others. Further, there can be no assurance that we will be able to obtain or maintain patent protection in the markets in which we intend to offer products.

     The market price of our stock may experience volatility. We cannot speculate as to the future market price of our Common Stock. Our Common Stock has experienced, and may continue to experience, substantial price volatility due to a number of factors, including fluctuations in operating results; changes in recommendations by stock market analysts regarding us or our competitors; developments in the industry; and general market conditions that may be unrelated to our performance.

SELLING SHAREHOLDERS

     Set forth below are the names of the selling shareholders, the number of shares of MakeMusic! common stock beneficially owned by each of them on the date hereof and the percentage of common stock to be owned if all shares hereunder are sold by the selling shareholders. The shares offered hereby shall be deemed to include shares offered by any pledgee, donee, transferee or other successor in interest of any of the selling shareholders listed below, provided that this prospectus is amended or supplemented if required by applicable law.

     To our knowledge, none of the selling shareholders has had within the past three years any material relationship with us except as set forth on the footnotes to the following table. The shares offered hereby shall be deemed to include shares offered by any pledgee, donee, transferee or other successor in interest of any of the selling shareholders listed below, provided that this prospectus is amended or supplemented if required by applicable law.

											Beneficial
	Beneficial Ownership										Ownership
	Prior to Offering										After Offering
	2001 Private			2003 Private		2003 Loan	All other
	Offering (19)	Bridge Loan		Offering (17)		(18)	(32)
		(16)							Total
	Options		Options		Options	Options		Options	Number of
	Exercisable	Common	Exercisable	Common	Exercisable	Exercisable	Common	Exercisable	Shares	Number of
	w/in 60 Days	Shares	w/in 60 Days	Shares	w/in 60 Days	w/in 60 Days	Shares	w/in 60 Days	Beneficially	Shares	Total	Percent
Name	(1)	Owned	(1)	Owned	(1)	(1)	Owned	(1)	Owned	Offered	Number	(2)
Allen Heidorn**	303						311	2,646	3,260	303	2,957	*
Anthony J. Lafleur(3)	1,516	10,837	10,837				1,516	—	24,706	23,190	1,516	*
Avenir Finance Partners(4)	7,500						48,936	—	56,436	7,500	48,936	1.50%
BachThuy Truong Vo***	750						750	—	1,500	750	750	*
Barbara Remley(5)	750						1,750	8,124	10,624	750	9,874	*
Benson K. Whitney(6)		26,007	26,007	12,500	12,500		161,528	55,717	294,259	77,014	217,245	6.50%
BGL Investment Partners SA(24)	75,758			93,750	93,750		75,758	—	339,016	263,258	75,758	2.30%
Bonnie Anderson**	76						76	175	327	76	251	*
Chantal Debizet		4,335	4,335				—	—	8,670	8,670	—	*
Charles W. Oswald				31,250	31,250		11,500	—	74,000	62,500	11,500	*
Chris Cianflone**	100						105	1,448	1,653	100	1,553	*
Christian Kemp-Griffin				1,563	1,563		—	—	3,126	3,126	—	*
Clas Cederstrom				7,813	7,813		—	—	15,626	15,626	—	*
Claude Ronco		4,335	4,335				—	—	8,670	8,670	—	*
Clinton H. Morrison (23)		10,837	10,837				10,886	—	32,560	21,674	10,886	*
Croissance Discovery FCPR f/k/a Net Discovery FDPR(25)	11,364			31,250	31,250		106,287	—	180,151	73,864	106,287	3.20%

											Beneficial
	Beneficial Ownership										Ownership
	Prior to Offering										After Offering
	2001 Private			2003 Private		2003 Loan	All other
	Offering (19)	Bridge Loan (16)		Offering (17)		(18)	(32)
									Total
	Options		Options		Options	Options		Options	Number of
	Exercisable	Common	Exercisable	Common	Exercisable	Exercisable	Common	Exercisable	Shares	Number
	w/in 60	Shares	w/in 60	Shares	w/in 60	w/in 60	Shares	w/in 60	Beneficially	of Shares	Total	Percent
Name	Days (1)	Owned	Days (1)	Owned	Days (1)	Days (1)	Owned	Days (1)	Owned	Offered	Number	(2)
David Hawley**	606						1,956	425	2,987	606	2,381	*
David McDonald	2,273						2,273	—	4,546	2,273	2,273	*
Elizabeth Sorenson**	514						514	1,360	2,388	514	1,874	*
Entrepreneurs Fund BV f/k/a Siliqua Investments BV(26)				31,250	31,250	24,100	—	—	86,600	86,600	—	*
FCPI Soge Innovation 5(27)				126,042	126,042		—	—	252,084	252,084	—	*
FCPI Soge Innovation 6(27)				101,042	101,042		—	—	202,084	202,084	—	*
FCPI Soge Innovation 7(27)				85,416	85,416		—	—	170,832	170,832	—	*
FCPR Robertsau Investis- sement(8)	3,940	17,338	17,338				36,756	—	75,372	38,616	36,756	1.10%
Francois de Gaspé Beaubien		27,472	27,472	6,250	6,250		—	—	67,444	67,444	—	*
François Duliège(7)	2,300	21,673	21,673	3,125	3,125		6,200	81,241	139,337	51,896	87,441	2.60%
Gary Pederson**	100						100	150	350	100	250	*
Gordon Buchanan		16,038	16,038				—	—	32,076	32,076	—	*
Gregoire Marechal***	450						1,050	—	1,500	450	1,050	*
Harry Malcolmson				6,250	6,250		—	—	12,500	12,500	—	*
Innovafrance 99 FCPI(4)	7,500						55,465	—	62,965	7,500	55,465	1.70%
International Sequoia Investments Ltd. (9)	7,576	21,673	21,673				56,056	—	106,978	50,922	56,056	1.70%
Jacky Leleu***	100						490	—	590	100	490	*
James Bruce**	232						232	425	889	232	657	*
James C. Larmett		16,038	16,038				7,500	—	39,576	32,076	7,500	*
Jasper Malcolmson		7,803	7,803				—	—	15,606	15,606	—	*
Jeffrey Keith McGuire(10)	600						600	2,574	3,774	600	3,174	*

											Beneficial
	Beneficial Ownership										Ownership
	Prior to Offering										After Offering
	2001 Private			2003 Private		2003 Loan	All other
	Offering (19)	Bridge Loan (16)		Offering (17)		(18)	(32)
									Total
	Options		Options		Options	Options		Options	Number of
	Exercisable	Common	Exercisable	Common	Exercisable	Exercisable	Common	Exercisable	Shares	Number
	w/in 60	Shares	w/in 60	Shares	w/in 60	w/in 60	Shares	w/in 60	Beneficially	of Shares	Total	Percent
Name	Days (1)	Owned	Days (1)	Owned	Days (1)	Days (1)	Owned	Days (1)	Owned	Offered	Number	(2)
JM Hixon Partners LLC(6)	37,879	17,338	17,338				135,856	500	208,911	72,555	136,356	4.10%
Joseph P Lenarz**	500						600	840	1,940	500	1,440	*
Julie R Sopoci**	76						76	550	702	76	626	*
Juranville Finance S.A.(28)				31,250	31,250		—	—	62,500	62,500	—	*
Les Placements Monetyric Inc(29)	22,728	32,509	32,509	7,813	7,813		22,728	—	126,100	103,372	22,728	*
Mark Dunn(15)	2,000						3,250	10,529	15,779	2,000	13,779	*
Mark Maronde**	152						152	1,000	1,304	152	1,152	*
Mark Mumford***	919						2,479	—	3,398	919	2,479	*
Martin Velasco(20)							94,469	32,369	126,838	3,120	123,718	3.70%
MCC Media Advisors, Inc. f/k/a Moore Clayton & Co. (21)							6,411	49,549	55,960	55,960	—	*
Morneau Sobeco, Inc(22)	2,273						2,273	—	4,546	2,273	2,273	*
Morrison Associates Limited Partnership(31)		10,837	10,837				12,944	—	34,618	21,674	12,944	*
Nicholas Brigstocke				18,750	18,750		—	—	37,500	37,500	—	*
Nicolas Heuzé***	450						1,230	5,553	7,233	450	6,783	*
Nicolas Ronco(11)	3,031	8,669	8,669				3,031	4,453	27,853	20,369	7,484	*
Philip A. Forman		10,837	10,837				—	—	21,674	21,674	—	*
Philip Sean Lafleur(12)	7,600	43,345	43,345				8,390	57,407	160,087	94,290	65,797	2.00%
Randall E. Stokes**	265						315	2,103	2,683	265	2,418	*
Robert Vinci		4,335	4,335				—	—	8,670	8,670	—	*
Roger Williams**	750						755	675	2,180	750	1,430	*
Roy L. Heenan		6,502	6,502				—	—	13,004	13,004	—	*

											Beneficial
	Beneficial Ownership										Ownership
	Prior to Offering										After Offering
	2001 Private			2003 Private		2003 Loan	All other
	Offering (19)	Bridge Loan (16)		Offering (17)		(18)	(32)
									Total
	Options		Options		Options	Options		Options	Number of
	Exercisable	Common	Exercisable	Common	Exercisable	Exercisable	Common	Exercisable	Shares	Number of
	w/in 60 Days	Shares	w/in 60 Days	Shares	w/in 60 Days	w/in 60 Days	Shares	w/in 60 Days	Beneficially	Shares	Total	Percent
Name	(1)	Owned	(1)	Owned	(1)	(1)	Owned	(1)	Owned	Offered	Number	(2)
Simon H. Poole				18,750	18,750		—	—	37,500	37,500	—	*
Thomas A Tarras***	200						200	225	625	200	425	*
Vincent Boulay				31,250	31,250		—	—	62,500	62,500	—	*
Viventures FCPR(13)	22,728						306,116	—	328,844	22,728	306,116	9.10%
Westerly Financial Inc.(30)				31,250	31,250		—	—	62,500	62,500	—	*
William Morneau Jr.		6,502	6,502				—	—	13,004	13,004	—	*
Wynton Marsalis(14)							—	15,000	15,000	15,000	0	*

* Less than 1%.

** Designates an employee of MakeMusic!

*** Designates a former employee within the last three years.

(1) Shares that may be purchased upon exercise of options and warrants which are exercisable as of September 1, 2003 or within 60 days of such date.

(2) The percentage of shares beneficially owned by each selling shareholder is based on 3,356,330 shares of common stock outstanding as of September 1, 2003.

(3) Selling shareholder is a relative of the CEO and Chairman of the Board of MakeMusic!, Philip Sean Lafleur.

(4) Such entities are affiliates of Patrick Revenu, a director of MakeMusic! from October 2000 to the beginning of 2003. Voting and investment power over securities beneficially owned by these selling shareholders is controlled by Mr. Revenu, an officer of such selling shareholders.

(5) Barbara Remley a former CFO of MakeMusic! within the last three years.

(6) Benson Whitney is a director of the Board of MakeMusic!. His beneficial ownership includes 153,194 shares and 55,717 options and warrants held by JM Hixon Partners, LLC, and also 6,584 shares held by Gideon Hixon Fund. Voting and investment power over securities beneficially owned by JM Hixon Partners, LLC is controlled by Mr. Whitney, an officer of such selling shareholder.

(7) Mr. Duliége is a director of the Board of MakeMusic! and served as Chief Executive Officer from October 2000 to January 2001.

(8) Selling shareholder is an affiliate of Philippe Aubert, a director of MakeMusic!. Voting and investment power over securities beneficially owned by this selling shareholder is controlled by Philippe Aubert, an officer of such selling shareholder.

(9) Voting and investment power over securities beneficially owned by this selling shareholder is controlled by Denis Sek Sum, an officer of such selling shareholder.

(10) Jeffrey Keith McGuire is the Vice President of North America Marketing and Sales of MakeMusic! Inc.

(11) Nicolas Ronco is the Vice President Business Development and International Sales and Marketing of MakeMusic!.

(12) Philip Sean Lafleur is the CEO and Chairman of the Board of MakeMusic!.

(13) Selling shareholder is an affiliate of Benoist Grossmann, a former Director of the Board of MakeMusic! within the last three years. Voting and investment power over securities beneficially owned by this selling shareholder is controlled by Mr. Edward Taureau, an officer of such selling shareholder.

(14) Wynton Marsalis’ option was issued outside the Company’s stock option plans in connection with the provision of services to the Company. Mr. Marsalis’ options is for a total of 15,000 shares, however only 7,810 shares are exercisable within 60 days of September 1, 2003.

(15) Mark Dunn is the Chief Technology Officer of MakeMusic! Inc.

(16) All or a portion of selling shareholder’s shares were acquired in connection with the conversion of a 10% Subordinated Promissory Note (“Note”) issued in connection with that certain Bridge Loan and Investment Agreement dated September 30, 2002 (“Bridge Loan Agreement”) or may be acquired in connection with the exercise of Conversion Warrants (defined below) to acquire shares of common stock. Pursuant to the terms of the Bridge Loan Agreement, MakeMusic issued Notes in the aggregate principal amount of $750,380. The Notes provided for payment of principal and interest in four (4) equal monthly installments of $750,380. The Notes provided for payment of principal and interest in four (4) equal monthly installments beginning September 30, 2003 and ending December 31, 2003, unless automatically converted into shares of beginning September 30, 2003 and ending December 31, 2003, unless automatically converted into shares of common stock upon the occurrence of a financing (“Next Financing”) involving the issuance and sale of equity or debt securities with equity features on or before March 31, 2003 for aggregate gross proceeds of at least $1 million inclusive of the conversion of the Notes. The Next Financing occurred on February 28, 2003 (see footnote 17). The number of shares of common stock issued upon conversion of the Notes (325,260 shares on February 28, 2003) was calculated by dividing the outstanding principal and accrued interest of Notes by the “conversion price,” which was the per share offering price in the Next Financing multiplied by 0.75 (or $2.40 per share). In accordance with the Bridge Loan Agreement, MakeMusic would have become obligated to issue to holders of Notes 5-year warrants (“Bridge Warrants”) to acquire three (3) shares of common stock for each $1.00 in principal outstanding on the Notes on March 31, 2003, for $0.01 per share. Because the Notes were converted into shares of common stock on February 28, 2003, the obligation to actually issue the Bridge Warrants never became effective and Bridge Warrants were never issued. Upon conversion of the Notes, the Company became obligated to issue holders of Notes warrants (“Conversion Warrants”) to acquire one (1) share of common stock for every share of common stock issued upon conversion of the Notes. On February 28, 2003, the Company issued 5-year Conversion Warrants to purchase 325,260 shares of common stock for $0.05 per share. The Conversion Warrants expire February 27, 2008.

(17) All or a portion of selling shareholder’s shares were acquired in a private placement of securities on February 28, 2003, or may be acquired in connection with the exercise of Private Placement Warrants (defined below). In the private placement, the Company received gross proceeds of $2,265,000 (exclusive of the aggregate principal and interest of the Notes, which were converted into shares of common stock in connection with the completion of the private placement), and issued 707,814 shares of common stock, for a per shares price of $3.20. In the private placement, the Company also issued 5-year warrants (“Private Placement Warrants”) to acquire an additional 707,814 shares of common stock for $3.20 per share. The Private Placement Warrants expire February 27, 2008.

(18) All or a portion of selling shareholder’s shares include shares that may be acquired upon the exercise of a 5-year warrant to acquire 24,100 shares of common stock for $2.30 per share. The warrant was issued on September 11, 2003 and expires on March 11, 2003. The warrant was issued in lieu of cash interest payments on a short-term loan (“Short-Term Facility”) entered into effective July 17, 2003. Pursuant to the Short-Term Facility, the Company could borrow from $500,000 to $1,000,000. The Company requested, and on September 11, 2003 received, a $500,000 advance in accordance with the terms of Short-Term Facility. The Company must repay all outstanding principal on the Short-Term Facility on December 25, 2003.

(19) All or a portion of selling shareholder’s shares may be acquired in connection with the exercise of 2001 Warrants (defined below) issued in a private placement of securities on September 28, 2001. In the private placement, the Company received gross proceeds of $1,517,000, and issued 229,840 (adjusted to give effect to the 1-10 reverse stock split effective January 16, 2003) shares of common stock for $6.60 per share (adjusted to give effect to the 1-10 reverse stock split effective January 16, 2003). None of the shares issued in the private placement are included in this Registration Statement. In the private placement, the Company also issued 5-year warrants (“2001 Warrants”) to acquire an additional 229,840 (adjusted to give effect to the 1-10 reverse stock split effective January 16, 2003) shares of common stock for $6.60 per share (adjusted to give effect to the 1-10 reverse stock split effective January 16, 2003). The 2001 Warrants expire February 27, 2008.

(20) Martin Velasco is a director of the Board of MakeMusic!. Includes options issued outside the Company’s stock option plans to acquire 3,120 shares of common stock issued to Martin Velasco on July 13, 2000, which expire July 13, 2005, and 77,729 shares beneficially owned by International Sequoia Investments Ltd, an affiliate of Mr. Velasco, including 29,449 shares of common stock issuable upon exercise of a warrant.

(21) Includes 6,411 shares issued in January 2003 in connection with the provision of services to the Company and a 10-year warrant issued in connection with the provision of services on February 27, 2003 to acquire 49,549 shares of common stock for $1.90 per share. The warrant expires February 27, 2013. Voting and investment power over securities beneficially owned by this selling shareholder is controlled by Mr. Ken Denos, an officer of such selling shareholder.

(22) Voting and investment power over securities beneficially owned by this selling shareholders is controlled by Mr. Bill Morneau, an officer of such selling shareholder.

(23) Mr. Morrison is an affiliate of US Bancorp Piper Jaffray, a registered broker/dealer. Mr. Morrison acquired the shares as a personal investment, with no intent to quickly redistribute the shares. Mr. Morrison has represented that he did not have any agreements or understandings with any person to distribute securities purchased from the Company at the time of such purchase.

(24) Voting and investment power over securities beneficially owned by this selling shareholder is jointly controlled by Marc Faber, Andres Birget and Jean Medernach, officers of such selling shareholder.

(25) Voting and investment power over securities beneficially owned by this selling shareholder is controlled by Mr. Pierre-Michel Passy, an officer of such selling shareholder.

(26) Voting and investment power over securities beneficially owned by this selling shareholder is jointly controlled by Messrs. Paul Kloppenborg and J.B.M. Vos, officers of such selling shareholder.

(27) Voting and investment power over securities beneficially owned by these selling shareholders is controlled by Mr. Jean Grimaldi, an officer of such selling shareholders.

(28) Voting and investment power over securities beneficially owned by this selling shareholder is controlled by Mr. Benoit Juranville, an officer of such selling shareholder.

(29) Voting and investment power over securities beneficially owned by this selling shareholder is controlled by Mr. Eric Teyssonniere, an officer of such selling shareholder.

(30) Voting and investment power over securities beneficially owned by this selling shareholder is jointly controlled by Ms. Maxine Mitterand and Messrs. Vincent Boulay and Benoit Juranville, officers of such selling shareholder.

(31) Voting and investment power over securities beneficially owned by this selling shareholder is controlled by Mr. Clinton Morrison, an authorized person of such selling shareholder. Mr. Morrison is the uncle of Mr. Clinton H. Morrison. Messrs. Morrison and Morrison disclaim beneficial ownership of shares beneficially owned by each other.

(32) Except as otherwise specifically noted, shares of common stock beneficially owned were issued in connection with the MakeMusic! Inc. 2003 Equity Incentive Plan and Net4Music Inc. 1992 Stock Option Plan , previously registered with the Securities and Exchange Commission on Forms S-8 (333-110308, 333-5184, 33-96624 and 333-48597) Shares beneficially owned that were issued in connection with the MakeMusic! 2003 Equity Incentive Plan or Net4Music 1992 Stock Option Plan are not being offered for sale pursuant to this Registration Statement, and are included for purposes of calculating beneficial ownership only.

USE OF PROCEEDS

     MakeMusic! will not receive any proceeds from the sale of the securities offered by the selling shareholders.

PLAN OF DISTRIBUTION

     The selling shareholders may sell the shares of common stock in the over-the-counter market or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. When used in this prospectus, “selling shareholders” include donees and pledgees selling shares received from the named selling shareholders after the date of this prospectus. We will pay all expenses associated with registering the selling shareholders’ shares, including legal fees incurred by the selling shareholders. The selling shareholders will pay any brokerage commissions and similar expenses attributable to the sale of the shares. The common stock may be sold in:

•	a block trade, where a broker or dealer will try to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	transactions where a broker or dealer acts as principal and resells the common stock for its account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of such exchange; and

•	ordinary brokerage transactions and transactions in which the broker solicits purchases.

     The common stock may also be sold through short sales of shares, put or call option transactions, loans or pledges of the shares, hedging or similar transactions, or a combination of such methods. The selling shareholders may or may not involve brokers or dealers in any of these transactions. In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. The selling shareholders may, from time to time, authorize underwriters acting as its agent to offer and sell the common stock upon such terms and conditions as shall be set forth in a prospectus supplement. Underwriters, brokers or dealers will receive commissions or discounts from the selling shareholders in amounts to be negotiated immediately prior to sale. Offers and sales may also be made directly by the selling shareholders, or other bona fide owners of the common stock, so long as an applicable exemption from state broker-dealer registration requirements is available in the jurisdiction of sale. The selling shareholders, underwriters, brokers or dealers and any other participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales, and any discounts and commissions received by them and any profit realized by them on the resale of the common stock may be deemed to be underwriting discounts and commissions under the Securities Act.

     All or any portion of the shares of common stock covered by this prospectus that qualify for sale under Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     There is no assurance that the selling shareholders will offer for sale or sell any or all of the shares of common stock covered by this prospectus.

SECURITIES AND EXCHANGE COMMISSION POSITION
ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Under Minnesota corporate law, a corporation shall, unless prohibited or limited by its Articles of Incorporation or Bylaws, indemnify its directors, officers, employees and agents against judgments, penalties, fines, settlements, expenses and disbursements incurred by such person who was, or is threatened to be, made a party to a proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation if generally, with respect to the acts or omissions of the person complained of in the proceeding, the person: (i) has not been indemnified by another organization with respect to the same acts or omissions; (ii) acted in good faith, (iii) received no improper personal benefit; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) reasonably believed the conduct was in the best interests of the corporation or, in certain circumstances, reasonably believed that the conduct was not opposed to the best interests of the corporation. Minnesota corporate law also provides that a corporation may purchase and maintain insurance on behalf of any indemnified party against any liability asserted against such person, whether or not the corporation would have been required to indemnify the person against liability under the provisions of Minnesota corporate law. Our Articles of Incorporation and Bylaws do not limit our obligation to indemnify such persons.

     Our Articles of Incorporation limit the liability of our directors to the full extent permitted by the Minnesota Business Corporation Act. Specifically, directors will not be personally liable for monetary damages for breach of fiduciary duty as directors except liability for (i) any breach of the duty of loyalty to MakeMusic! or our shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain Minnesota securities laws or (v) any transaction from which the director derives an improper personal benefit.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-KSB for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also directly available to the public from the SEC’s website at “http://www.sec.gov.” or by clicking on SEC Edgar Filings on our website on the Investor Relations page under the company information at “http://www.makemusic.com.”

     The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (File No. 000-18809) we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

1.	Quarterly report on Form 10-QSB for the nine-month period ended September 30, 2003, filed November 12, 2003;

2.	Quarterly report on Form 10-QSB for the six-month period ended September 30, 2003, filed August 13, 2003;

3.	Quarterly report on Form 10-QSB for the three-month period ended September 30, 2003, filed May 14, 2003;

4.	Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, filed March 31, 2003;

5.	Definitive Proxy Statement for the 2003 Annual Meeting of Shareholders, filed April 10, 2003;

6.	The description of MakeMusic! common stock which is contained in Registration Statement on Form SB-2 (Commission File No. 33-92212C) filed under the Securities Act of 1933, as amended, including any amendment or report filed for the purpose of updating such description.

7.	Form 8-K filed October 21, 2003 announcing the hiring of new Chief Financial Officer and Executive Vice President, William R. Wolff, following the resignation of Barbara S. Remley on October 17, 2003.

     You may request a copy of the above filings, at no cost, by writing or telephoning our Chief Financial Officer at the following address:

William R. Wolff
Chief Financial Officer
MakeMusic! Inc.
6210 Bury Drive
Eden Prairie, Minnesota
(952) 906-3640

     This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide information other than that provided in this prospectus. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following expenses will be paid by MakeMusic! in connection with the distribution of the shares registered hereby. MakeMusic! is paying all of the selling shareholders’ expenses related to this offering, except the selling shareholders will pay any applicable broker’s commissions and expenses as well as fees and disbursements of counsel and experts for the selling shareholders. All of such expenses, except for the SEC Registration Fee, are estimated.

SEC Registration Fee	$480.19
Legal Fees and Expenses	5,000.00
Accountants’ Fees and Expenses	5,000.00
Miscellaneous	1,000.00
Total	$11,480.19

Item 15. Indemnification of Directors and Officers.

     Under Minnesota corporate law, a corporation shall, unless prohibited or limited by its Articles of Incorporation or Bylaws, indemnify its directors, officers, employees and agents against judgments, penalties, fines, settlements, expenses and disbursements incurred by such person who was, or is threatened to be, made a party to a proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation if generally, with respect to the acts or omissions of the person complained of in the proceeding, the person: (i) has not been indemnified by another organization with respect to the same acts or omissions; (ii) acted in good faith, (iii) received no improper personal benefit; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) reasonably believed the conduct was in the best interests of the corporation or, in certain circumstances, reasonably believed that the conduct was not opposed to the best interests of the corporation. Minnesota corporate law also provides that a corporation may purchase and maintain insurance on behalf of any indemnified party against any liability asserted against such person, whether or not the corporation would have been required to indemnify the person against liability under the provisions of Minnesota corporate law. MakeMusic!’s Articles of Incorporation and Bylaws do not limit its obligation to indemnify such persons.

     MakeMusic!’s Articles of Incorporation also limit the liability of its directors to the full extent permitted by the Minnesota Business Corporation Act. Specifically, directors will not be personally liable for monetary damages for breach of fiduciary duty as directors except liability for (i) any breach of the duty of loyalty to MakeMusic! or its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain Minnesota securities laws or (v) any transaction from which the director derives an improper personal benefit.

     MakeMusic! and the selling shareholders listed herein have agreed to indemnify each other, under certain conditions, against certain liabilities arising under the Securities Act.

Item 16. Exhibits

     See Exhibit Index on page following signatures.

Item 17. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the

Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

(c)	The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on December 18, 2003.

MAKEMUSIC! INC

By	/s/ Philip Sean Lafleur

Philip Sean Lafleur, Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement was signed by the following persons in the capacities and on the date stated.

Signature	Title

Philip Sean Lafleur*	Chairman of the Board and Chief
Executive Officer (principal executive officer)

William R. Wolff*	Chief Financial Officer (principal
financial and accounting officer)

Philippe Aubert*	Director

Timothy P. Bajarin*	Director

François Duliège*	Director

John W. Paulson*	Director

Martin Velasco*	Director

Benson K. Whitney*	Director

*	/s/ Philip Sean Lefleur

Philip Sean Lefleur, as Attorney-in-Fact pursuant to powers of attorney previously filed.

December 18, 2003

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

EXHIBITS
to
Form S-3 Registration Statement

MakeMusic! Inc.

INDEX

Exhibit

5.1	Opinion and Consent of Fredrikson & Byron, P.A. (1)

4.1	Form of Bridge Loan and Investment Agreement dated September 30, 2003 between the Company and investors on attached schedule (including Form of 10% Subordinated Note, Form of Warrant and Form of Security Agreement)

4.2	Form of Warrant issued to holders of 10% Subordinated Notes upon conversion thereof.

4.3	Loan and Investment Agreement dated July 17, 2003 between the Company and Entrepreneurs Fund BV (including 20% Senior Secured Promissory Note dated September 11, 2003 issued in connection with Loan Investment Agreement,Warrant to Purchase Shares of Common Stock of MakeMusic! issued in connection with the Loan and Investment Agreement and Security Warrant to Purchase Shares of Common Stock of MakeMusic! issued in connection with the Loan and Investment Agreement)

4.4	Form of Warrant issued to investors in private placement of securities on February 28, 2003.

23.1	Consent of Ernst & Young LLP (1)

23.3	Consent of Fredrikson & Byron, P.A. (included in Section 5.1 above) (1)

24.1	Power of Attorney (included on signature page) (1)

(1)	Previously filed.